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                                                                 Exhibit No. 13




                       PAINEWEBBER MANAGED MUNICIPAL TRUST

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

         WHEREAS, PaineWebber Managed Municipal Trust ("Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and currently offers for public sale two distinct series of shares of beneficial interest ("Series"), which correspond to distinct portfolios and have been designated as PaineWebber RMA California Municipal Money Fund and PaineWebber RMA New York Municipal Money Fund; and

         WHEREAS, the Fund has adopted a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act with respect to the above-referenced Series and desires to replace it with this amended Plan of Distribution ("Plan") with respect to the above-referenced Series and such other Series as may hereafter be designated by the Fund's board of trustees ("Board"); and

         WHEREAS, the Fund has entered into a Distribution Contract ("Contract") with PaineWebber Incorporated ("PaineWebber") pursuant to which PaineWebber has agreed to serve as Distributor for each such Series;

         NOW, THEREFORE, the Fund hereby adopts this Plan with respect to such Series in accordance with Rule 12b-1 under the 1940 Act.

         1. A. Each Series is authorized to pay to PaineWebber, as compensation for PaineWebber's service activities with respect to the Series' shareholders under the Contract, a service fee at the rate of 0.15% on an annualized basis of the Series' average daily net assets. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

                  B. A Series may pay a service fee to PaineWebber at a lesser rate than the fee specified in paragraph 1A of this Plan, as agreed upon by the Board and PaineWebber and as approved in the manner specified in paragraph 4 of this Plan.

         2. As Distributor for each Series, PaineWebber may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Series' shares or the servicing and maintenance of shareholder accounts, including, but not limited to, compensation to employees of PaineWebber; compensation to and expenses, including overhead and telephone and other communication expenses, of PaineWebber, Mitchell Hutchins Asset Management Inc. and other selected dealers who engage in or support the distribution of shares or who service shareholder accounts; the printing and distributing of prospectuses, statements of additional information, and reports for other than existing shareholders; and the preparation, printing and distribution of sales literature and advertising materials.





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         3. If adopted with respect to a Series after any public offering of its shares, this Plan shall not take effect with respect to those shares unless it has first been approved by a vote of a majority of the voting securities of that Series. This provision does not apply to adoption as an amended Plan of Distribution where the prior Plan of Distribution either was approved by a vote of a majority of the voting securities of the applicable Series or such approval was not required under Rule 12b-1.

         4. This Plan shall not take effect with respect to any Series unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Board members of the Fund who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Board Members"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Board members who approve the Plan's taking effect with respect to such Series have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

         5. If approved as set forth in paragraph 3 (if applicable) and paragraph 4, this Plan shall continue thereafter in full force and effect with respect to such Series for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

         6. PaineWebber shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to each Series by PaineWebber under this Plan and the Contract and the purposes for which such expenditures were made. PaineWebber shall submit only information regarding amounts expended for "service activities," as defined in this Paragraph 6, to the Board in support of the service fee payable hereunder.

         For purposes of this Plan, "service activities" shall mean activities in connection with the provision by PaineWebber of personal, continuing services to investors in the shares of the Series and/or the maintenance of shareholder accounts; provided, however, that if the National Association of Securities Dealers, Inc. ("NASD") adopts a definition of "service fee" for purposes of Section 2830(b)(9) of the NASD Conduct Rules that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of PaineWebber related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

         7. This Plan may be terminated with respect to any Series at any time by vote of the Board, by vote of a majority of the Independent Board Members, or by vote of a majority of the outstanding voting securities of that Series.

         8. This Plan may not be amended to increase materially the amount of service fees provided for in paragraph 1A hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities of the affected Series, and no material amendment to the Plan




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shall be made unless approved in the manner provided for approval and annual renewal in paragraph 5 hereof.

         9. The amount of the service fees payable by any Series to PaineWebber under paragraph 1A hereof and the Contract is not related directly to expenses incurred by PaineWebber on behalf of such Series in serving as its Distributor, and paragraph 2 hereof and the Contract do not obligate the Series to reimburse PaineWebber for such expenses. The service fees set forth in paragraph 1A hereof will be paid by the Series to PaineWebber until either the Plan or the Contract is terminated or not renewed. If either the Plan or the Contract is terminated or not renewed with respect to any Series, any expenses for service activities incurred by PaineWebber on behalf of the Series in excess of payments of the service fees specified in paragraph 1A hereof and the Contract which PaineWebber has received or accrued through the termination date are the sole responsibility and liability of PaineWebber, and are not obligations of the Series.

         10. While this Plan is in effect, the selection and nomination of the Board members who are not interested persons of the Fund shall be committed to the discretion of the Board members who are not interested persons of the Fund.

         11. As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

         12. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to paragraph 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         13. The Board members of the Fund and the shareholders of each Series shall not be liable for any obligations of the Fund or any Series under this Plan, and PaineWebber or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the fund or such Series in settlement of such right or claim, and not to such Board members or shareholders.

         IN WITNESS WHEREOF, the Fund has executed this Plan of Distribution on the day and year set forth below in New York, New York.

         Date:  September 10, 1998

ATTEST:                                    PAINEWEBBER MANAGED MUNICIPAL TRUST


/s/ Cristina Paradiso                      By:  /s/ Dianne E. O'Donnell
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